                                                                    Exhibit 4.27


                  AMENDED AND RESTATED INTERCREDITOR AGREEMENT



         THIS AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated March 7, 2001 (this "Agreement"), is by and between The Bank of New York, a bank duly organized and existing under the laws of the State of New York ("BONY") in its capacity as trustee for the holders from time to time of certain indebtedness issued pursuant to the BONY Indenture referred to below, United States Trust Company of New York, a bank duly organized and existing under the laws of the State of New York ("US Trust") in its capacity as trustee for the holders from time to time of certain indebtedness issued pursuant to the US Trust Indenture referred to below, Lehman Commercial Paper Inc., a corporation duly organized and existing under the laws of the State of New York (the "Administrative Agent") in its capacity as administrative agent for the lenders from time to time under the Loan Agreement referred to below and each Future Agent (as defined below, together with BONY, US Trust and the Administrative Agent, the "Agents"), as agent for any Future Lenders (as defined below), which becomes a party hereto by means of a Future Agent Supplement substantially in the form of Exhibit A hereto ("Future Agent Supplement") and BONY in its capacity as Collateral Agent for the Secured Parties (as defined below) under the Pledge Agreement referred to below and in its capacity as Collateral Agent for the Collateral Parties (as defined below) under the Collateral Agreement referred to below.

                                 R E C I T A L:
                                 - - - - - - --

         BONY (as successor to IBJ Whitehall Bank & Trust Company), entered into an Indenture, dated as of November 26, 1997 (as amended, supplemented, restated or otherwise modified from time to time, the "BONY Indenture"), with Sirius Satellite Radio Inc. (formerly CD Radio Inc.) (the "Company") as trustee for the holders (the "BONY Noteholders") of the Company's 15% Senior Secured Notes due 2007 (the "1997 Notes"), and in connection therewith the Company has executed and delivered certain other agreements, guaranties, pledges, documents and other instruments (as amended, supplemented, restated or otherwise modified from time to time, collectively, together with the BONY Indenture, the "BONY Documents");

         The obligations of the Company under the BONY Indenture and the 1997 Notes issued thereunder are secured by the Pledged Collateral (as defined below) as more specifically set forth in the BONY Documents;

         US Trust has entered into an Indenture, dated as of May 15, 1999 (as amended, supplemented, restated or otherwise modified from time to time, the "US Trust Indenture"), with the Company as trustee for the holders (the "US Trust Noteholders") of the Company's 14-1/2% Senior Secured Notes due 2009 (the "1999 Notes", and together with the 1997 Notes, the "Notes") and in connection therewith the Company has executed and delivered certain other agreements, guaranties, pledges, documents and other instruments (as amended, supplemented, restated or otherwise modified from time to time, collectively, together with the US Trust Indenture, the "US Trust Documents");

         The obligations of the Company under the US Trust Indenture and the 1999 Notes issued thereunder are secured by the Pledged Collateral as more specifically set forth in the US Trust Documents;

         The Company has entered into a Term Loan Agreement dated as of June 1, 2000 (as amended, supplemented, restated or otherwise modified from time to time, the "Loan Agreement), with the Administrative Agent and the banks and other financial institutions or entities from time to time parties thereto (the "Lenders") and in connection therewith the Company has executed and delivered or will hereafter execute and deliver certain other agreements, guaranties, pledges, documents and other instruments (as amended, supplemented, restated or otherwise modified from time to time, collectively, together with the Loan Agreement, the "Loan Documents");

         BONY and US Trust are party to an Intercreditor Agreement dated May 15, 1999 (the "Intercreditor Agreement") and the Company, BONY and US Trust are party to an Amended and Restated Pledge Agreement dated May 15, 1999;

         The obligations of the Company under the BONY Indenture, the 1997 Notes, the US Trust Indenture, the 1999 Notes and the Loan Documents are secured by the Satellite Collateral (as defined below);

         Pursuant to the Collateral Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the "Collateral Agreement") between the Company and BONY, as collateral agent (the "Collateral Agent"), the Satellite

Collateral shall be held by the Collateral Agent for the Existing Agents, the BONY Noteholders, the US Trust Noteholders and the Lenders, (together, the "Collateral Parties");

         The Company may desire, to the extent permitted by the Credit Documents, to extend the benefits of this Agreement as it relates to the Pledged Collateral to any lender in the future (a "Future Lender") that makes extensions of credit ("Future Loans") pursuant to the terms and conditions of a loan agreement or indenture (a "Future Loan Agreement") together with other agreements, guaranties, pledges, documents and other instruments (as amended, supplemented, restated or otherwise modified from time to time, collectively, together with the Future Loan Agreement, the "Future Loan Documents") to the Company and any administrative agent or trustee acting on behalf of any such Future Lenders (a "Future Agent") that becomes a party hereto by means of a Future Agent Supplement;

         Pursuant to the Second Amended and Restated Pledge Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the "Pledge Agreement") among the Company, the Collateral Agent and the Agents, the Pledged Collateral shall be held by the Collateral Agent for the Agents, the BONY Noteholders, the US Trust Noteholders, the Lenders and the Future Lenders, (together, the "Secured Parties"), and

         The parties hereto desire to amend and restate the Intercreditor Agreement to agree among themselves on certain rights, priorities and interests in the Pledged Collateral and the Satellite Collateral now or hereafter granted by the Company.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Accreted Value" shall have the meaning provided therefor in the BONY Indenture.

                  "Collateral" shall mean the Pledged Collateral and the Satellite Collateral.

                  "Credit Documents" shall mean the BONY Documents, the US Trust Documents, the Loan Documents and, if applicable, any Future Loan Documents.

                  "Existing Agents" shall mean the Agents, excluding the Future Agents.

                  "Existing Obligations" shall mean, collectively, the Loan Obligations, the 1997 Note Obligations and the 1999 Note Obligations.

                  "Future Agent Supplement" shall mean the future agent supplement in the form attached hereto as Exhibit A.

                  "Future Obligations" shall mean collectively, all debts, liabilities and obligations of the Company, whether now or hereafter existing, arising pursuant to the terms of any Future Loan Agreement.

                  "Lien" shall mean any mortgage, pledge, lien, security interest, setoff right or other encumbrance, whether now existing or hereafter created, acquired or arising.

                  "Loan Obligations" shall mean, collectively, all debts, liabilities and obligations of the Company, whether now or hereafter existing, arising pursuant to the terms of the Loan Agreement and the Loan Documents.

                  "Loans" shall have the meaning provided therefor in the Loan Agreement.

                  "1997 Note Obligations" shall mean, collectively, all debts, liabilities and obligations of the Company, whether now or hereafter existing, arising pursuant to the terms of the 1997 Notes, the BONY Indenture and the BONY Documents.

                  "1999 Note Obligations" shall mean, collectively, all debts, liabilities and obligations of the Company, whether now or hereafter existing, arising pursuant to the terms of the 1999 Notes, the US Trust Indenture and the US Trust Documents.

                  "Obligations" shall mean, collectively, the Loan Obligations, the 1997 Note Obligations, the 1999 Note Obligations and any Future Obligations.

                  "Paid in full" shall mean indefeasible payment in full in lawful cash currency of the United States of America.

                  "Pledged Collateral" shall have the meaning provided therefor in the Pledge Agreement.

                  "Remedial Action" shall mean any claim, proceeding or action to foreclose upon, take possession or control of, sell, lease or otherwise dispose of, or in any other manner realize, take steps to realize or seek to realize upon, the whole or any part of any Collateral, whether pursuant to the UCC, by foreclosure, by setoff, by self-help repossession, by notification to account debtors, by deed in lieu of foreclosure, by exercise of power of sale, by judicial action or otherwise, or the exercise of any other remedies with respect to any Collateral, or under applicable law.

                  "Required Parties" shall mean, (a) in relation to the Pledged Collateral, at any time, Secured Parties holding Notes, Loans or Future Loans having an aggregate Accreted Value or principal amount, as applicable, greater than fifty percent (50%) of the sum of the following amounts at such time: (i) the Accreted Value or principal amount, as applicable, of 1997 Notes outstanding at such time, (ii) the principal amount of 1999 Notes outstanding at such time, and (iii) the aggregate unpaid principal amount or accreted value, as applicable, of the Loans and Future Loans outstanding at such time and (b) in relation to the Satellite Collateral, at any time, Collateral Parties holding Notes or Loans having an aggregate Accreted Value or principal amount, as applicable, greater than fifty percent (50%) of the sum of the following amounts at such time: (i) the Accreted Value or principal amount, as applicable, of 1997 Notes outstanding at such time, (ii) the principal amount of 1999 Notes outstanding at such time, and (iii) the aggregate unpaid principal amount or accreted value, as applicable, of the Loans outstanding at such time.

                  "Satellite Collateral" shall have the meaning provided for "Collateral" in the Collateral Agreement.

                  "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York, or, if another jurisdiction is specified in this Agreement, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

         2. Rights and Remedies. The Obligations are all secured by the Pledged Collateral. The Existing Obligations are all secured by the Satellite Collateral. The Agents, on behalf of the Secured Parties, agree that the priorities of the security interests which secure the Obligations under the respective Credit Documents and their rights in and to the Pledged Collateral shall at all times be equal and that each shall share and be equal in priority and rights with the others. Each Agent agrees that it will not contest the validity, perfection, priority (as provided in this Agreement) or enforceability of any other Agent's security interest in the Pledged Collateral for the benefit of the applicable Secured Parties. The

Existing Agents, on behalf of the Collateral Parties, agree that the priorities of the security interests which secure the Existing Obligations under the respective Credit Documents and their rights in and to the Satellite Collateral shall at all times be equal and that each shall share and be equal in priority and rights with the others. Each Existing Agent agrees that it will not contest the validity, perfection, priority (as provided in this Agreement) or enforceability of any other Existing Agent's security interest in the Satellite Collateral for the benefit of the applicable Collateral Parties.

         3. Agreements. Each of the parties hereto acknowledges that the Pledged Collateral shall be held by the Collateral Agent in accordance with the terms of the Pledge Agreement and that the Satellite Collateral shall be held by the Collateral Agent in accordance with the terms of the Collateral Agreement.

         4. Foreclosure on Collateral. The Collateral Agent shall have the sole and exclusive right to take or exercise Remedial Actions with respect to the Pledged Collateral in accordance with the terms of the Pledge Agreement and with the Satellite Collateral in accordance with the terms of the Collateral Agreement. The relevant Required Parties shall have the sole and exclusive right to direct the Collateral Agent to take or fail to take any Remedial Action with respect to the relevant Collateral, as provided herein, in the Pledge Agreement or the Collateral Agreement, as applicable, or under applicable laws in any manner deemed appropriate by the relevant Required Parties in their sole discretion and none of the Secured Parties or the Collateral Parties shall have the right itself (other than BONY as Collateral Agent) to take any Remedial Action with respect to any Collateral. Notwithstanding the foregoing, nothing contained in this Section shall prohibit a Secured Party or a Collateral Party or the Collateral Agent from filing a proof of claim in any case involving the Company, as debtor, under Title 11 of the United States Code, as amended, nor from intervening or participating in any other judicial proceeding to the extent necessary to establish or preserve its interests, subject in each case to the provisions of this Agreement.

         5. Notice of Acceleration. Each Agent agrees to provide each other Agent with prompt written notice of the acceleration of any Obligations pursuant to any of its respective Credit Documents. Although the parties have agreed to provide notices of acceleration, the failure of a party to provide such notice shall not negate or in any way adversely affect or impair the validity of the declaration of such acceleration by the party making such declaration.

         6. Further Assurances. At any time and from time to time, each Agent shall take any further action and execute and deliver to each other Agent such additional documents and instruments as any other Agent may reasonably request to effectuate the terms of and priorities contemplated by this Agreement.

         7. Termination, Rescission or Modification. The agreements and priorities set forth in this Agreement shall remain in full force and effect regardless of whether either party hereto in the future seeks to rescind, amend, terminate or reform, by liquidation or otherwise, its respective agreements with the Company.

         8. Notices. All notices and other written communications provided for in this Agreement shall be given in writing and sent by overnight delivery service (with charges prepaid) or by facsimile transmission with the original being sent by overnight delivery service (with charges prepaid) by the next succeeding business day, in each case addressed to the party to be notified as follows, or to such other address as a party may designate as to itself by like notice:

         If to BONY at:   The Bank of New York
                              101 Barclay Street, Floor 21W
                              New York, New York 10286
                              Attention: Corporate Trust Trustee Administration Fax No.: (212) 815-5915

         If to US Trust at:   United States Trust Company of New York
                              114 West 47th Street
                              New York, New York 10036
                              Attention: Patricia Gallagher
                              Fax No.: (212) 852-1626

         with copies to:      Dow, Lohnes & Albertson
                              1305 Franklin Avenue
                              Suite 180
                              Garden City, New York 11530
                              Attention: Larry I. Glick, Esq.
                              Fax No.: (516) 739-0896

         If to the Administrative Agent at:

                              Lehman Commercial Paper Inc.
                              3 World Financial Center
                              New York, New York 10285
                              Attention: Michael O'Brien
                              Fax No.: (212) 526-7691

         If to any Future Agent, at such address as it shall designate in the applicable Future Agent Supplement.

         9. Rights are Independent of Time of Attachment or Perfection. The parties agree that their respective rights and priorities set forth herein shall exist and be enforceable independent of (i) the initiation of any bankruptcy, moratorium, reorganization or other insolvency proceeding with respect to the Company; (ii) the priorities which would otherwise result from the order of creation, attachment or perfection of any such security interests; (iii) the taking of possession of any of the Pledged Collateral by any Secured Party or the Satellite Collateral by any Collateral Party; (iv) the time or order of attachment or perfection of the respective security interests or creation of the Obligations; (v) the time or order of filing of financing statements; (vi) any other collateral or guaranty which any Secured Party or Collateral Party may have or (vii) any other matter whatsoever; and shall continue in full force and effect unless and until this Agreement shall have terminated in accordance with
Section 19 hereof.

         10. No Additional Rights for the Company Hereunder. Nothing in this Agreement shall be construed to modify or relieve, in any way, the Company's obligation to perform its agreements under the Credit Documents.

         11. No Third Party Rights. This Agreement shall not affect the rights of the Agents relative to the rights of any person not specifically a party to this Agreement, including, but not limited to, the Company or any guarantors or other creditors thereof. Nothing in this Agreement is intended to affect, limit, or in any way diminish the security interests which the Agents claim in the assets of the Company insofar as the rights of the Company and third parties are concerned. The parties hereto specifically reserve any and all of their respective rights, security interests and mortgage liens and right to assert security interests and mortgage liens against the Company and any third parties, including guarantors.

         12. Waiver of Marshaling. Each party to this Agreement hereby waives any right to require the other party to marshal any security or Collateral or otherwise to compel the other party to seek recourse against or satisfaction of the indebtedness owed under its respective Credit Documents from one source before seeking recourse or satisfactions from another source.

         13. Relation of Parties. This Agreement is entered into solely for the purposes set forth in the Recitals above, and, except as is expressly provided otherwise herein, neither party to this Agreement assumes any responsibility to the other party to advise such other party of information known to such party regarding the financial condition of the Company or regarding the Collateral or of any other circumstances bearing upon the risk of nonpayment of the obligations of the Company to the parties hereto. Each party shall be responsible for managing its relation with the Company and no party shall be deemed the agent of any other party for any purpose, except to the extent that BONY is acting as Collateral Agent with respect to the Collateral. Each Agent may alter, amend, supplement, release, discharge or otherwise modify any terms of its respective Credit Documents, without notice to or consent of the other.

         14. Future Agents. To the extent permitted by the Credit Documents, by executing and delivering a Future Agent Supplement, a Future Agent (on its own behalf and on behalf of the Future Lenders) hereby becomes a party to this Agreement as an Agent hereunder with the same force and effect as if originally named herein as an Agent and, without limiting the generality of the foregoing, expressly assumes all obligations and liabilities of an Agent hereunder.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, provided that such successor or assign shall have agreed in writing to be bound by the terms of this Agreement and the Pledge Agreement or Collateral Agreement, as applicable.

         16. Copies of Documents; Consents. (a) Each Agent hereby acknowledges and confirms that it has read and is familiar with the terms and provisions of the Credit Documents (each as in effect on the date hereof). The provisions of this Agreement are intended by the parties hereto to control any conflicting provisions which are contained in any Credit Documents.

                  (b) Each Agent, for itself and on behalf of the its respective Secured Parties or Collateral Parties, as appropriate, consents to (i) the execution and delivery any Credit Document; (ii) the incurrence of any Obligations permitted by the Credit Documents,

(iii) the granting of any Lien on the Pledged Collateral permitted by the Credit Documents to secure the Obligations and (iv) the granting of any Lien on the Satellite Collateral permitted by the Credit Documents to secure the Existing Obligations.

         17. Effective Date. This Agreement shall be effective as of the date on which it is designated as being executed, independent of the actual date each party hereto executes this Agreement.

         18. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         19. Term of Agreement. This Agreement shall continue in full force and effect and shall be irrevocable by the parties hereto until the earlier to occur of the following:

                  (a) the parties mutually agree in writing to terminate this
                      Agreement; or

                  (b) all of the Obligations owed by the Company are Paid in full.

         20. Section Titles. The section titles contained in this Agreement are for convenience only and are without substantive meaning or content of any kind and shall not be considered part of this Agreement.

         21. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         22. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. (a) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

         (b) EACH OF THE PARTIES HERETO SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS

AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LEGAL ACTION, PROCEEDING OR JUDGMENT OR ANY SUCH COURT OR THAT SUCH LEGAL ACTION, PROCEEDING OR JUDGMENT IS BROUGHT OR OBTAINED IN AN INCONVENIENT COURT.

         23. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                      THE BANK OF NEW YORK, as 1997
                                      Note Trustee


                                      By:   /s/ Michael C. Daly
                                            ------------------------------------
                                      Title:  Assistant Vice President
                                              ----------------------------------

                                      UNITED STATES TRUST COMPANY
                                      OF NEW YORK, as 1999 Note Trustee


                                       By: /s/ Patricia Gallagher
                                           -----------------------------------
                                       Title: Assistant Vice President
                                              -------------------------

                                      LEHMAN COMMERCIAL PAPER INC.,
                                      as Administrative Agent


                                       By:  /s/ Michele Swanson
                                            ------------------------------------
                                       Title:  Authorized Signatory
                                               ------------------------

                                       THE BANK OF NEW YORK, as
                                       Collateral Agent


                                       By:  /s/ Michael C. Daly
                                            ------------------------------------
                                       Title:  Assistant Vice President
                                               ------------------------

                                                                Exhibit A to the
                                                         Intercreditor Agreement



              FUTURE AGENT SUPPLEMENT, dated as of _____, between _____, (the "Future Agent") and The Bank of New York, as collateral agent, (in such capacity, the "Collateral Agent") for the Secured Parties. All capitalized terms not defined herein shall have the meanings ascribed to them in the Intercreditor Agreement referred to below.

                              W I T N E S S E T H:
                              - - - - - - - - - --

              WHEREAS, the Future Lenders desire to provide for their rights in respect of the Pledged Collateral; and

              WHEREAS, pursuant to the [ ] among the Company, the Future Agent and the Future Lenders named therein, (a) such Future Lenders have agreed to make extensions of credit to the Company and (b) the Future Agent desires to become a party (on its own behalf and on behalf of the Future Lenders), to the Amended and Restated Intercreditor Agreement dated as of March _____, 2001 (as amended or supplemented from time to time, the "Intercreditor Agreement") among the Agents parties thereto and the Collateral Agent; and

              NOW, THEREFORE, IT IS AGREED:

              1. Intercreditor Agreement. By executing and delivering this Future Agent Supplement, the Future Agent (on its own behalf and on behalf of the Future Lenders) hereby becomes a party to the Intercreditor Agreement as an Agent thereunder with the same force and effect as if originally named therein as an Agent and, without limiting the generality of the foregoing, expressly assumes all obligations and liabilities of an Agent thereunder.

              2. Notices. All notices and other written communications provided for in this Future Agent Supplement shall be given as provided by the terms of the Intercreditor

Agreement, in the case of the Future Agent, addressed as follows, or to such other address as the Future Agent may designate as to itself by like notice:

                                             [                             ]
                                             [                             ]
                                             [                             ]
                                             Attention:
                                             ---------
                                             Fax No.:[                     ]

   with copies to:

              [                         ]
              [                         ]
              [                         ]
              Attention:
              ---------
              Fax No.:[                 ]

              3. Future Loan Documents. For the purposes of the Intercreditor Agreement, including, but not limited to, the definition of Credit Documents,
the list of Future Loan Documents are as follows: [                 ].

              4. Governing Law. This Future Agent Supplement shall be governed by, and contained and interpreted in accordance with, the law of the State of New York.

              IN WITNESS WHEREOF, the undersigned have caused this Future Agent Supplement to be duly executed and delivered as of the date first above written.

                                       [FUTURE AGENT]


                                       By: ______________________________
                                           Name:
                                           Title:

                                       THE BANK OF NEW YORK,
                                        as Collateral Agent

                                       By: ______________________________
                                           Name:
                                           Title:


Accepted and Agreed to:



[EACH AGENT AND ANY PRIOR FUTURE AGENTS]